AGREEMENT

BETWEEN:

NAVITRAK INTERNATIONAL CORPORATION,
(hereafter referred to as "Navitrak")

-and-

JOEL STRICKLAND
(hereafter referred to as "Strickland")

WHEREAS Strickland is an officer and employee of its wholly-owned subsidiary Navitrak Engineering Incorporated ("NEI");

WHEREAS Strickland and Navitrak have agreed to terminate all of the relationships between Navitrak and Strickland on the one hand, and NEI and Strickland on the other hand, except as expressly set forth to the contrary in this agreement, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Navitrak and Strickland agree as follows;

1. The recitals form part of this Agreement.

2. Strickland will tender his written resignation from all positions with both Navitrak and NEI, including his offices , effective immediately.

3. Navitrak will pay to Strickland the sum of $147,500.00 in the following amounts, and according to the following schedule:

    a. One payment will be made to Strickland in the amount of $10,000 within two business days of the date upon which Strickland delivers a fully executed copy of this Agreement to Navitrak (the "Effective Date") ;

    b. Payments in the amount of $7,500 will be made to Strickland on or before May 31, 2006, June 30, 2006, July 31, 2006, August 31, 2006 and September 30, 2006. If any payment is not made on or before the date indicated, all remaining monthly payments shall become due and owing immediately upon the breach unless Navitrak remedies the failure to pay the monthly amount within 5 business days of the last day of the month in which the default occurs. Interest on the accelerated amount will accrue at the Bank of Canada annual rate of interest for each month or part thereof of the default, calculated monthly until paid.

c. One payment of $100,000 on December 31, 2006, provided, however, that Navitrak shall make earlier payments on account of this obligation, each in the amount of $25,000, for each $500,000 raised by Navitrak (in the aggregate) through the sale of debt or equity (excepting any amounts raised by or through ACOA) from and after the date of this Agreement.

4. The options which are presently available to Strickland under the Stock Option Plan will continue to be available to him, and are fully vested and exercisable by Strickland until they expire December 31, 2010. All of the shares underlying these options will be registered under S-8 with all the options of other employees, officers and directors if and when Navitrak files such a registration statement.

5. Within two weeks after the latest to occur of the following events:

    a. the 824,000 shares that were purchased by Strickland from Navitrak in November 2004 (evidenced by Share Certificate Number 5156) become eligible for resale under the Securities and Exchange Commission's Rule 144,

    b. Navitrak's common shares are listed for quotation on, and have begun trading on, the OTC-BB, and

    Navitrak will provide to Strickland's broker, as part of a Rule 144 sales package for further delivery to Navitrak's transfer agent, an opinion letter to the effect that these shares are eligible for resale by Strickland under Rule 144. Notwithstanding anything to the contrary set forth in this Agreement, Strickland shall not begin selling these shares until Navitrak's public relation's program is implemented and Navitrak to advise Strickland at least two weeks in advance of that programs launch. Navitrak undertakes to become and remain current with respect to its public reporting in relation to the shares.

6. Strickland is to prepare a final expense report for submission to Navitrak, reimbursement for which is not to exceed $5,000.00, including legal fees associated with his termination. Navitrak will re-imburse Strickland immediately for all reasonable, documented expenses pertaining to the execution of his employment.

7. Navitrak and Strickland are to execute the Mutual Release document that is attached hereto as Appendix A.

8. This contract (including the Mutual Release in Appendix A), is governed by the laws of the Province of Ontario.

9. The parties hereto acknowledge by their respective signatures hereunder that they have read and understood this Agreement; that Knight personally represents and warrants that he has the power and the authority from Navitrak to enter into this Agreement and that all actions, authorizations or approvals etc. necessary to bind Navitrak to this Agreement have been obtained by him; and that Navitrak and Strickland agree to be bound by its terms; that there are no collateral representations, warranties or agreements (whether *parol* or otherwise) outside of this agreement.

10. This parties agree that this Agreement, and the Mutual Release, may be executed in counterparts and shall be a binding Agreement upon them only when the last counterpart has been executed and copies sent to all parties.

Whereas the parties hereto have set their hands this 18th day of May, 2006.

NAVITRAK INTERNATIONAL CORPORATION,
per ROBERT KNIGHT, President

JOEL STRICKLAND

MUTUAL
GENERAL RELEASE

KNOW ALL MEN BY THESE PRESENTS, that Joel Strickland, businessman, and Navitrak International Corporation (a Nevada corporation) and Navitrak Engineering Incorporated, on their own behalf and on behalf of their insurers, sureties, successors, assigns, and predecessors in interest, and any person or entity who controls, is controlled by, or is under common control with any of them, and on behalf of any and all persons who have or may hereafter have directly or indirectly a beneficial interest in any of the mutual claims being released hereby, (hereafter referred to as "Strickland", and "Navitrak"), do hereby mutually release and forever discharge the other, and , in the case of Navitrak, its present and former officers, directors, employees, agents, attorneys and accountants, as well as each person, firm, partnership, association or corporation for whose acts Navitrak would be vicariously or derivatively liable, or to whom Navitrak would owe indemnity as a result of any act or omission of Navitrak to date, and subject to the limitation set out expressly below, from any and all manner of actions, accounts, agreements, bills, bonds, contracts, controversies, covenants, damages, debts, dues, executions, judgments, promises, reckonings, specialties, suits, sums of money, trespasses, variances, claims, demands, causes of action and liabilities whatsoever, whether known or unknown, suspected or unsuspected (collectively, the "Claims"), which either ever had, now have or hereafter in the future may have against the other with respect to any and all events or transactions occurring prior to the date of execution of this Release, specifically including without limitation all other Claims arising from or relating to the former business relationship between the parties.

As to all Claims released herein, all Parties herein expressly waive and relinquish, to the fullest extent permissible under law, any and all rights they otherwise may have under any applicable provision of law (whether statute or common law of any state of the United States or of the United States or statute or other law of any other country outside the United States) in connection with such release, waiver and relinquishment, and all Parties acknowledge that they are aware that they may hereafter discover claims currently unknown or unsuspected; or facts in addition to or different from those which they now know or believe to be true, with respect to the matters released, waived and relinquished herein. It is the specific intention of the Parties through this general release and with the advice of counsel to fully, finally and forever settle and release all such matters, and all Claims relative thereto. In furtherance of such intention, this Release shall remain in effect as a full and complete release (save for the exception expressly set out below) of such matters notwithstanding the discovery or existence of any such additional or different Claims or facts relative thereto. The Releasing Parties further specifically acknowledge and agree that they have not relied on any representations, statements, promises or agreements by the other(s), expressed or implied, in delivering this release other than as set forth in this mutual General Release executed by the Parties, and the sole consideration for this release is the mutual covnenants herein contained, and the Settlement between the parties dated April 24, 2006..

The Parties represent and warrant that they are the sole and lawful owners of all right, title and interest in and to every Claim and other matter which they purport to release herein, and that they have not heretofore pledged, assigned or transferred, or purported or attempted to pledge, assign or transfer to any person or entity any Claims or other matters herein released. The Parties,

jointly and severally in the case of Navitrak, shall indemnify the other, and defend and hold them harmless from, any Claims or other matters released herein or from any Claims arising out of the breach of any agreements, representations or warranties by the Parties herein. This release is given in order to compromise disputed claims by and against the other(s), and this release shall not be construed as an admission of liability on the part of either party.

Notwithstanding the above, this Mutual General Release shall not constitute a release, nor relieve Navitrak from any liability or obligation to indemnify Strickland, in respect of the indemnity given to Strickland by Navitrak upon the closing of the acquisition of Navitrak Canada by Navitrak International Corporation and/or Navitrak Engineering Incorporated in November 2004.

Notwithstanding the above, this Mutual General Release shall not prevent Strickland from enforcing the obligations in his favour set out in the Settlement Agreement, attached, dated April , 2006.

By the execution of this release, the undersigned signatory, Robert Knight, specifically and personally represents and warrants to the Released Party that he has full lawful and specific authority from the relevant corporate board of directors to execute this release for and on behalf of the corporate Releasing Parties and to bind them thereto, and that all actions required by any applicable agreements, articles of incorporation, bylaws, shareholder agreements, statutory laws, rules or regulations to make this release valid and binding on all Releasing Parties have been taken or occurred.

IN WITNESS WHEREOF, Strickland, and Robert Knight, a duly authorized officer of Navitrak, have executed this Mutual General Release with an effective date of April ~~2006~~ May 18, 2006

By: ______________________
Joel Strickland

By: ______________________
Robert Knight, President,
Navitrak International Corporation,
Navitrak Engineering Incorporated

{M2146369;1}
MIA-337649-1